EXHIBIT 99.4

[QuadraMed Logo Appears Here]

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

Vice President, Finance

703.742.5312

dpiazza@quadramed.com

QUADRAMED SETTLES DURHAM LITIGATION

RESTON, VA – (July 7, 2005) – QuadraMed® Corporation (Amex: QD) announced today that it had settled its lawsuit with Jim Durham, former Chief Executive Officer of the Company. Under the terms of the settlement agreement, the Company will make an immediate cash payment of approximately $3.6 million to Mr. Durham and will issue a note to Mr. Durham in the principal amount of $1.4 million. The timing of payments under the note is linked to the Company’s realization of amounts invested in a Split-Dollar insurance arrangement with Mr. Durham. The immediate payment of $3.6 million will be funded principally by the liquidation of certain assets earmarked for such purpose. The settlement includes various releases from both parties.

The net effect of the settlement and the liquidation of the aforementioned assets will not have a material effect on the Company’s operating results.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov. (QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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